Exhibit 8(f)

SHAREHOLDER INFORMATION AGREEMENT

(For Insurers)

THIS SHAREHOLDER INFORMATION AGREEMENT entered into as of April 16, 2007 by and between Federated Securities Corp., (“FSC”) a Pennsylvania corporation, and American Family Life Insurance Company (“Insurer”), a Wisconsin corporation.

WHEREAS, Insurer has entered into fund participation agreement(s) with FSC to make certain mutual funds available to life insurance and annuity policies serviced by Insurer;

WHEREAS, the Funds have adopted policies and procedures to protect the Funds and their respective shareholders from potentially harmful frequent trading;

WHEREAS, such policies and procedures include reserving the right to reject certain transactions initiated by variable universal life insurance and variable annuity contract owners;

WHEREAS, this Agreement is being entered into to assist the Funds in meeting their goal of restricting potentially harmful frequent trading within the Funds;

NOW THEREFORE, in consideration of the terms covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. The term “Good Cause” means an instance where: (i) a Portfolio has experienced unusual levels or patterns of purchase or redemption activity and the Fund reasonably believes such activity is an indication that trading activity in an account is inconsistent with Fund policies, thereby requiring additional Shareholder information to investigate compliance with Fund policies; or (ii) the Fund reasonably believes that additional Shareholder information is necessary for the purpose of a periodic compliance audit or review.

The term “Fund” shall mean each series of the Federated Insurance Series in which the Separate Accounts of the Insurer invest, and includes (i) an investment adviser to or administrator for the Fund; (ii) FSC, the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

[1]

As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Insurer (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) pursuant to a Contract death benefit; (ii) step-up in Contract value pursuant to a Contract death benefit; (iii) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction or employer matching contributions, or planned premium payments to the Contract; (iv) prearranged transfers at the conclusion of a required free look period; or (v) automatic allocation of assets to a Fund as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, or systematic withdrawal programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; (v) automatic allocation of assets from a Fund as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; or (vi) as a result of loans.

The term “written” includes electronic writings and facsimile transmissions.

2. Agreement to Provide Information. Insurer agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Insurer during the period covered by the request. Unless otherwise specifically requested by the Fund, the Insurer shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder- Initiated Transfer Redemptions.

3. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, provided that the Fund shall pay the reasonable expenses of the Insurer in complying with requests for information regarding transactions that occurred more than one year prior to the date of such request.

4. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly unless the Fund has Good Cause that a more frequent request is necessary to enforce the Fund’s restrictions on market timing and similar abusive transactions.

5. Form and Timing of Response. (a) Insurer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in paragraph 2 hereof. If requested by the Fund or its designee, Insurer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 2 hereof is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in paragraph 2 hereof for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Insurer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Insurer.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

6. Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

7. Breach of Security. The Fund has established and maintains procedures for the notification of affected persons in the event of a breach of security involving confidential information. The Fund agrees to notify the Company promptly following the discovery or notification of any breach of security involving information provided to the Fund by the Company pursuant to this Agreement in accordance with the Fund’s notification procedures in effect from time to time. The Fund agrees to reimburse the Company for: (1) its direct costs for the notification of any Shareholders whose information was subject to the breach that resulted in notification by the Fund to the Company under this Section, and (2) any other costs the Company is required by law to incur, including but not limited to any fine, penalty, judgment or other losses resulting from civil litigation; each to the extent caused by a breach of security involving information provided to the extent caused by a breach of security involving information provided to the Fund by the Company pursuant to this Agreement.

8. Agreement to Restrict Trading. Insurer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Insurer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Insurer. Instructions must be received by Insurer at the following address, or such other address that Insurer may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

American Family Life Insurance Company

Attn: Broker/Dealer Operations Manager

6000 American Parkway

Madison, WI 53783

9. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Insurer, Fund agrees to provide to the Insurer, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

10. Timing of Response. Insurer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Insurer.

The parties acknowledge that the Company’s ability to execute the Fund’s instructions may be limited by certain contractual obligations contained in the Variable Contracts, certain rights contained in the Variable Contract prospectuses, and/or applicable laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from the Fund to restrict or prohibit trading, the Company will notify the Fund within five (5) business days of receiving such request and will work cooperatively with the Fund to determine whether other actions may be taken by the Company in order to protect the Fund Shareholders from dilution of value of outstanding securities issued by the Fund.

11. Confirmation by Insurer. Insurer must provide written confirmation to the Fund that instructions have been executed. Insurer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

12. Arbitration. Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by non-binding arbitration in accordance with and subject to the then-applicable Commercial Dispute Resolution Procedures of the American

Arbitration Association (the “AAA Rules”). Unless otherwise mutually agreed upon by the parties, the arbitration hearings will be held in New York, New York. A panel of three arbitrators will be selected in accordance with the AAA Rules and the arbitrators will allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing a fair, speedy and cost effective resolution of disputes. The arbitrators will reference the Federal Rules of Evidence and the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the jurisdiction may require or allow.

13. Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, neither the Company nor the Fund shall be liable for any delay in performance or non-performance, in whole or in part, resulting from such party’s failure or inability to perform under this Agreement because of acts God, acts of governmental or military authority, national emergencies, insurrection, war, riots, equipment failure or damage beyond its reasonable control, or other causes beyond its reasonable control. This Section shall not excuse any party from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data which each party to the Agreement is responsible for maintaining.

14. Monitoring Requirement. Nothing herein, nor any action by the Company, shall be construed as, or infer that the Company has, undertaken any duty or obligation, whether express or implied, at law or in equity, to detect trading activities inconsistent with or in violation of the Fund’s policies and/or procedures on limiting the dilution of value of outstanding securities of the Fund.

15. Construction of the Agreement - Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

16. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreement(s).

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

18. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of the Agreement delivered by facsimile or by emailing a copy in .pdf format shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

FEDERATED SECURITIES CORP.

By:	/s/ Thomas E. Territ
Name:	Thomas E. Territ
Title:	President

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ M. Jeffrey Bosco
Name:	M. Jeffrey Bosco
Title:	Vice President